SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ] Preliminary information statement	[ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).
[X] Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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[  ]           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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OPTIMUM FUND TRUST

OPTIMUM INTERNATIONAL FUND

2005 Market Street

Philadelphia, PA 19103-7094

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of the Optimum International Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about October 17, 2011 to shareholders of record of the Fund as of October 3, 2011.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund.  In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments® affiliates requested and received an exemptive order from the SEC on November 7, 2006 (the “SEC Order”).  The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a special Board meeting held on July 21, 2011 (the “Meeting”), approved a new sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and Mondrian Investment Partners Limited (“Mondrian”), under which Mondrian would continue to serve as a sub-adviser to the Fund.  The Manager recommended and the Board approved this new Sub-advisory Agreement due to a transaction under which Mondrian management purchased the remaining minority interests of Mondrian held by funds sponsored by the private equity firm Hellman & Friedman (the “Transaction”) (See “The Transaction” below).

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order.  These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes.  This Information Statement provides such notice of the changes and presents details regarding Mondrian and the Sub-advisory Agreement.

THE TRANSACTION

On July 12, 2011, Mondrian management purchased the remaining minority interests of Mondrian held by fund sponsored by the private equity firm Hellman & Friedman (which was equal to 27% of Mondrian at the time of the Transaction).  After the Transaction, Mondrian became a 100% employee-owned company. The Transaction constituted a “change of control” of Mondrian under applicable provisions of the 1940 Act.  The 1940 Act provides that a “change of control” of a fund’s adviser or sub-adviser results in an “assignment,” and a consequent automatic termination, of an investment advisory agreement between a fund and its adviser or sub-adviser, as the case may be.  Accordingly, as a result of the Transaction, the prior sub-advisory agreement dated January 4, 2010 among the Manager, as the Fund’s investment manager, the Trust, and Mondrian, as the Fund’s sub-adviser, terminated automatically.  In connection with the Transaction and consequent automatic termination of the prior sub-advisory agreement with Mondrian, the Board, at its Meeting, approved the new Sub-advisory Agreement with Mondrian, having terms that were materially the same as the terms of the prior sub-advisory agreement.

Under the terms of the new Sub-advisory Agreement, Mondrian makes investment decisions for the segment of the Fund’s assets allocated to Mondrian by the Manager, and continuously reviews, supervises and administers the Fund’s investment programs with respect to these assets.

THE INVESTMENT MANAGER

The Manager is located at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMH”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Macquarie Group Limited (“Macquarie”).  The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated January 4, 2010 between the Trust and the Manager (the “Management Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board.  The Manager continuously reviews and supervises the investment program of the Fund.  The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund.  The Manager has hired LPL Financial LLC (“LPL”), a registered broker/dealer and investment adviser, as a consultant to assist with this process.

Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and disposition of investments, securities and cash contained in the Fund.  The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions.  Under the Management Agreement, the Trust will bear the expenses of conducting its business.  In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors or employees of the Manager or its affiliates.

For these services, the Fund pays the Manager a fee calculated at an annual rate of 0.875% of average daily net assets up to $50 million; 0.80% of average daily net assets from $50 million to $100 million; 0.78% of average daily net assets from $100 million to $300 million; 0.765% of average daily net assets from $300 million to $400 million; 0.73% of average daily net assets over $400 million.  The Manager has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 and certain other expenses) exceed certain levels.  After giving effect to the fee waiver and expense reimbursements, the Manager received advisory fees of $1,476,486 from the Fund for the fiscal year ended March 31, 2011.

The key executives and each trustee of the Manager and their principal occupations are: Patrick P. Coyne, Trustee and President; See Yeng Quek, Trustee and Executive Vice President/Managing Director/Head of Fixed Income Investments; David P. O’Connor, Trustee and Senior Vice President/Strategic Investment Relationships and Initiatives/General Counsel; Michael J. Hogan, Executive Vice President/Head of Equity Investments; and Philip N. Russo, Executive Vice President/Chief Administrative Officer.  The address of each person listed is 2005 Market Street, Philadelphia, Pennsylvania 19103-7094.

THE SUB-ADVISER

Mondrian’s principal office is located at 10 Gresham Street, Fifth Floor, London EC2V 7JD, England.  Mondrian is a 100% employee-owned company. Mondrian is a diversified institutional investment management firm, with a number of different types of investment products and clients.  Mondrian was founded and SEC registered in 1990 under the name Delaware International Advisers Ltd.  In addition, Mondrian is regulated by the Financial Services Authority in London. As of September 30, 2011, Mondrian had approximately $68.2 billion in assets under management. The Sub-advisory Agreement between Mondrian and the Manager is dated July 21, 2011.

Mondrian was approved by the Board at the Meeting to continue serving as a sub-adviser to the Fund.  Mondrian is not affiliated with the Manager, and Mondrian discharges its responsibilities subject to the oversight and supervision of the Manager.  Mondrian is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the implementation of the Sub-advisory Agreement.  The fees paid by the Manager to Mondrian depend upon the fee rates that have been negotiated between the Manager and Mondrian, and on the percentage of the Fund’s assets allocated to Mondrian by the Manager.  In accordance with procedures adopted by the Board, Mondrian may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Mondrian serves as an investment sub-adviser to the registered investment companies listed below, which have investment objectives similar to the Fund’s investment objective:

Fund	Assets Under Management by Mondrian as of September 30, 2011	Annual Sub-Advisory Fee Rate (as a percentage of average daily net assets) (1)
Registered Investment Company A (2)	$576m	0.36%
Registered Investment Company B (2)	$542m	0.30%

Registered Investment Company C (3)	$616m	0.27%
Registered Investment Company D (4)	$241m	0.33%
Registered Investment Company E (5)	$331m	0.33%
Registered Investment Company F (6)	$445m	0.40%

(1) Based on September 30, 2011 assets under management.
(2) These accounts form part of a multi-mandate, multi-product group relationship with Mondrian amounting to $1,831m.
(3) This account forms part of a multi-mandate group relationship with Mondrian amounting to $1,706m.
(4) This account forms part of a multi-mandate, multi-product group relationship with Mondrian amounting to $314m.
(5) This account forms part of a multi-mandate group relationship with Mondrian amounting to $410m.
(6) This account forms part of a multi-mandate, multi-product group relationship with Mondrian amounting to $694m.

The names and principal occupations of the principal executive officers of Mondrian and the Mondrian portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Mondrian, is 10 Gresham Street, Fifth Floor, London EC2V 7JD, England:

Name	Position
David Tilles	Director, Executive Chairman
Clive Gillmore	Director, CEO & CIO, Global Equities
Elizabeth Desmond	Director, CIO International Equities
John Kirk	Director, Deputy Chief Executive Officer
Nigel May	Director, Deputy Chief Executive Officer
Hamish Parker	Director
Christopher Moth	Director, CIO Global Fixed Income & Currency
John Emberson	Director, Chief Operating Officer
Emma R.E. Lewis	Senior Portfolio Manager
Melissa J.A. Platt	Portfolio Manager
Jane Goss	General Counsel and Company Secretary
John Barrett	Chief Compliance Officer

THE SUB-ADVISORY AGREEMENT

The Sub-advisory Agreement was approved by the Board at the Meeting, and the Sub-advisory Agreement will have an initial term of two years.  Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.  The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the new Sub-advisory Agreement are materially the same as those of the prior sub-advisory agreement between the Manager and Mondrian.

The Sub-advisory Agreement provides that Mondrian, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio.  Mondrian, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets.  Mondrian also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Sub-advisory Agreement provides for Mondrian to be compensated based on the average daily net assets of the Fund allocated to Mondrian.  Mondrian is compensated from the fees that the Manager receives from the Fund.  Mondrian generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager at any time on 90 days’ written notice to Mondrian or the Trust at any time on 60 days’ written notice to Mondrian, or (ii) Mondrian, on not less than ninety (90) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and Mondrian. The Board considered and reviewed information about Mondrian, including: memoranda prepared by Independent Trustees’ counsel and the Fund’s counsel outlining the Board’s responsibilities in approving the Sub-advisory Agreement; information regarding Mondrian’s operations, structure, and policies; and a copy of the Sub-advisory Agreement.  In considering such material and information, the Independent Trustees received assistance and advice from and met separately with independent counsel.  While attention was given to all information furnished, the following discusses under separate headings some primary factors relevant to the Board’s determination that approval of the Sub-advisory Agreement was in the best interest of the Fund and its shareholders.

Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Mondrian, the Board specifically considered that the Sub-advisory Agreement has materially the same provisions to those under the prior Sub-advisory Agreement. The Board reviewed materials provided by Mondrian regarding the experience and qualifications of personnel who will be responsible for managing Mondrian’s portion of the Fund, and placed weight on Mondrian’s past performance in managing the Fund.  The Board also considered the benefits of providing consistency of portfolio management, and placed weight on Mondrian’s representation that there were no planned changes with respect to the Mondrian personnel who managed the Fund as a result of the Transaction. The Board was also satisfied with the adherence by Mondrian with the investment policies and restrictions of the Fund it advised, as well as their adherence to various compliance and other procedures, based on certificates and materials furnished at prior Board meetings and in connection with the approval of the Sub-advisory Agreement. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by Mondrian under the Sub-advisory Agreement were satisfactory.

Investment Performance. The Board placed significant emphasis on Mondrian’s prior investment performance on its sleeve of the Fund. While consideration was given to performance reports and discussions throughout the year, particular attention in assessing performance was given to Mondrian’s performance on its portion of the Fund relative to the Fund’s peers and benchmark, and the compatibility of its investment philosophy and methodology with BlackRock Advisors, LLC, which provides co-management sub-advisory services to the Fund.  Based upon these considerations, the Board was satisfied with Mondrian’s overall investment performance. In addition, the Board placed weight on Mondrian’s representation that there are no planned changes with respect to the Mondrian personnel currently responsible for security selection and portfolio management of its portion of the Fund after the completion of the Transaction. Based upon these considerations, the Board determined that the performance of Mondrian on the Fund provides evidence of the high quality of portfolio management services expected to be provided by Mondrian under the Sub-advisory Agreement.

Sub-Advisory Fee; Profitability; and Economies of Scale.  The Board was provided with a description of fees to be charged by Mondrian under the Sub-advisory Agreement for the Fund. The Board requested that further explanation be given as to the fees charged by Mondrian as compared to similar accounts, but noted that the fees under the Sub-advisory Agreement were identical to those in the existing Mondrian sub-advisory agreement for the Fund. Trustees were also given information on the profitability of Mondrian in relation to the Fund. The Board noted that the fees payable to Mondrian for the investment sub-advisory services provided by it to the Fund would be paid out of the fee received by the Manager in its role as investment manager. The Board also noted that the management fee paid by the Fund to the Manager would stay the same, and that the Manager’s profitability will not be impacted by the terms of the new Sub-advisory Agreement. The investment management fees for the Fund contained breakpoints with the Fund’s asset size being at a high enough level to benefit from such breakpoints and, to the extent economies of scale may be realized in the management of the Fund, the Trustees believed such schedule of fees provided a sharing of benefits with the Fund and its shareholders.  Based upon such facts, the Board believed that the fees to be charged by Mondrian under the Sub-advisory Agreement were fair and reasonable in relation to the services being provided.

GENERAL INFORMATION

Distributor
The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated January 4, 2010.  The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A, Class B and Class C shares under their respective Rule 12b-1 Plans.  The Distributor is an indirect subsidiary of DMH and, therefore, of Macquarie.  The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator and Fund Accountant
Delaware Service Company, Inc. (“DSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing and transfer agent.  DSC provides fund accounting and financial administration oversight services to the Fund.  Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings.  Additionally, DSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data.  DSC is an affiliate of the Manager, and is an indirect subsidiary of DMH and, therefore, of Macquarie.

The Bank of New York Mellon, One Wall Street, New York, NY 10286, provides fund accounting and financial administration services to the Fund.  Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers
The Fund did not make any payments to an affiliated broker for the fiscal year ended March 31, 2011.

Record of Beneficial Ownership
As of October 3, 2011, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund.  As of October 3, 2011, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding
Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information
Shareholders can obtain a copy of the Trust’s most recent Annual Report and any Semiannual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800-914-0278.